As filed with the Securities and Exchange Commission on July 12, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Aspect Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

California (State of Incorporation or Organization)	94-2974062 (IRS Employer Identification No.)

1310 Ridder Park Drive, San Jose, CA 95131
(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

     This Amendment No. 2 amends the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 25, 1999 and as amended on November 20, 2002 (as amended, the “Registration Statement”), which was filed in connection with the Registrant’s adoption of a Preferred Shares Rights Agreement and subsequent amendments thereto.

     This Amendment No. 2 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as an exhibit to the Registration Statement Amendment No. 3 to Preferred Shares Rights Agreement dated as of July 5, 2005, by and between Aspect Communications Corporation, a California corporation (the “Company”) and EquiServe Trust Company, N.A. as “Rights Agent” (successor to original rights agent, BankBoston, N.A.). Except as amended hereby, there are no other changes to the Registration Statement.

Item 1. Description of Registrant’s Securities to be Registered

     Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration Statement:

     “On July 5, 2005, Aspect Communications Corporation (the “Company”) amended the Rights Agreement, dated as of May 11, 1999 and amended on December 12, 2001 and November 14, 2002 (as amended, the “Rights Agreement”), by executing Amendment No. 3 to Preferred Shares Rights Agreement dated July 5, 2005 (the “Amendment No. 3”) among the Company and the Rights Agent. Amendment No. 3 provides that Concerto Software, Inc. (“Concerto”) or Ascend Merger Sub, Inc (“Merger Sub”), a wholly owned subsidiary of Concerto, or any of their respective Affiliates or Associates, shall not be an Acquiring Person (as that term is defined in the Rights Agreement) under the Rights Agreement, solely in connection with the approval, execution or delivery of, or consummation of, the transactions contemplated under the Agreement and Plan of Merger, dated as of July 5, 2005, by and among the Company, Concerto and Merger Sub, pursuant to which the Company will become a wholly-owned subsidiary of Concerto. Additionally, Amendment No. 3 provides that the Rights Agent shall be deemed to resign as such if the Rights Agent ceases to be the Company’s transfer agent, and that the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

     The foregoing description of Amendment No. 3 is qualified in its entirety by reference to the full text of Amendment No. 3, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Rights Agreement, which is attached as Exhibit 1 and is incorporated herein by reference.

Item 2. Exhibits

     The following exhibits are filed as part of the Registration Statement:

1*	Preferred Shares Rights Agreement, dated as of May 11, 1999, between Aspect Telecommunications Corporation and Bank Boston, N.A., including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively, together with Amendments thereto dated December 12, 2001 and November 14, 2002.

2	Amendment No. 3 to Preferred Shares Rights Agreement, dated as of July 5, 2005, between Aspect Communications Corporation and EquiServe Trust Company, N.A.

*	Previously filed with the Securities and Exchange Commission on June 25, 1999 and, as to the Amendments, on November 20, 2002.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 12, 2005	ASPECT COMMUNICATIONS CORPORATION
	By:	/s/ James C. Reagan
James C. Reagan
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1*	Preferred Shares Rights Agreement, dated as of May 11, 1999, between Aspect Telecommunications Corporation and Bank Boston, N.A., including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively, together with Amendments thereto dated December 12, 2001 and November 14, 2002.

2	Amendment No. 3 to Preferred Shares Rights Agreement, dated as of July 5, 2005, between Aspect Communications Corporation and EquiServe Trust Company, N.A.

*	Previously filed with the Securities and Exchange Commission on June 25, 1999 and, as to the Amendments, on November 20, 2002.